EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 29th day of December, 2005 by and between, Biolase Technology, Inc. (the “Company”) and Jeffrey W. Jones (“Executive”).

WHEREAS, the Company and Executive wish to enter into a formal employment contract which will govern the terms and conditions applicable to Executive’s employment with the Company and will provide certain severance benefits for Executive in exchange for the Executive’s agreement to abide by the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

PART ONE — TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. Executive shall serve as the Chief Technical Officer of the Company and shall in such capacity report directly to the Company’s President and Chief Executive Officer. Executive shall perform such duties and functions as may be assigned to Executive from time to time by the President and Chief Executive Officer of the Company. Executive shall comply with all proper and reasonable directives and instructions of the President and Chief Executive Officer of the Company.

B. Subject to the exceptions set forth in Paragraph 6., Executive agrees to devote his full business time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities while employed by the Company.

2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing December 29, 2005 (the “Effective Date”), and continuing until this Agreement is terminated in accordance with the provisions of Paragraph 10. The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”

3. Cash Compensation.

A. Executive shall be paid a base salary at the annual rate of not less than two hundred and fifty thousand dollars ($250,000) per annum (hereinafter “Base Salary”) during the Employment Period. Executive’s Base Salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

B. The Company shall deduct and withhold from the compensation payable to Executive, including but not limited to Executive’s Base Salary, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Bonus. Executive shall be entitled to earn an annual Performance Bonus of one-hundred thousand dollars ($100,000) (the “Performance Bonus Target”) based on achievement of objective or subjective criteria to be set forth in a separate writing and established by the Company at or after the time the Company’s 2006 budget is issued. At a minimum, Executive shall earn a guaranteed bonus of forty-two thousand dollars ($42,000), from which the Company will deduct the housing allowance paid to Executive by the Company during that same fiscal year pursuant to Paragraph 6. E. Additionally, Executive may be entitled to earn a greater performance bonus than the Performance Bonus Target, which shall be determined within the sole discretion of the Company.

5. Fringe Benefits.

A. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies. Additionally, the Company shall continue to provide Executive with a car and pay related expenses, or an auto allowance, which is meant to reimburse executive for the costs associated with leasing and maintaining a car in California.

B. Executive shall earn and accrue vacation time during the Employment Period in an amount of no less than four (4) weeks of vacation annually. The Company has agreed to, pay to Executive any accrued but unused vacation upon Executive signing this Agreement. Executive shall not be permitted to accrue more than one and one half (1  1/2) times) the annual vacation entitlement. Once this maximum has been reached, all further accruals will cease. Vacation accruals will recommence after Executive has taken vacation and his accrued hours have dropped below the accrual maximum. Executive will not earn vacation during any unpaid leaves. If a recognized holiday falls during Executive’s vacation period, it will not be considered as a vacation day.

C. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation.

D. Subject to the offset provision set forth in Paragraph 4, the Company will pay Executive a housing allowance of three thousand five hundred dollars ($3,500) per month to compensate Executive for expenses related to maintaining a dual residence away from his permanent residence in Wyoming.

E. Executive shall also be entitled to be reimbursed a maximum of five thousand dollars ($5,000) per annum for travel expenses associated with Executive traveling to his home in Wyoming. However, should Executive travel through Wyoming to or from a place of business on behalf of the Company, such travel expenditures will not be counted towards satisfying the annual travel cap.

6. Restrictive Covenants. During the Employment Period:

A. Executive shall devote Executive’s full business time and energy solely and exclusively to the performance of Executive’s duties, except during periods of illness or vacation periods. Paragraph 6. C. are allowable exceptions.

B. Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Board in writing. However, Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of any companies for which he so serves on the effective date of this Agreement and may join the board of directors of other companies in the future with the Board’s written consent.

C. Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the written consent of each of the Company’s Board members. However, Executive shall have the right to perform such incidental services as are necessary in connection with (i) Executive’s private investments, but only if Executive is not obligated or required to (and shall not in fact) devote any significant managerial efforts which interfere with the services required to be performed by him, or (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, or (iii) Executive’s ranch and real estate holdings, but only if such incidental services do not interfere with the performance of Executive’s services.

7. Non-Competition. During the Employment Period, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company’s business.

Executive acknowledges that monetary damages may not be sufficient to compensate the Corporation for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

8. Proprietary Information.

A. As a condition of Executive’s receipt of the benefits provided for per this Agreement, Executive will execute the Company’s Confidential Information and Assignment of Inventions Agreement, a true and correct copy of which is attached to this Agreement as Exhibit A.

B. Executive’s obligations under this Paragraph 9 shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Paragraph 9.

9. Non-Solicitation Of Employees And Customers. Executive agrees that for the Employment Period and for a period of twenty-four (24) months after termination of his employment with the Company, he shall not, directly or indirectly, through any other individual or entity, solicit, entice or induce any employee of the Company, to cease his or her employment with the Company, and Executive will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity. Executive also agree that for the term of my employment and for a period of twenty-four (24) months after termination of my employment with the Company, Executive shall not, without the prior written approval of the Company, directly or indirectly, through any other individual or entity, solicit, entice or induce any business from any of the Company’s customers (including actively sought prospective customers) or suppliers/vendors, the identity of whom, or information concerning, rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”).

10. Termination of Employment.

A. At Will Employment. Executive’s employment with the Company is at will and not for a specific term, and may be terminated by either the Company or Executive at any time, for any reason, with or without Cause, and without prior notice, except as otherwise provided in Paragraph 10. C. Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer or director of the Company, as approved in a written resolution of the Board.

B. For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the Executive’s employment for any of the following reasons:

(i) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for any crime involving any felony punishable by imprisonment in the jurisdiction involved;

(ii) the repeated failure by Executive to perform his duties and functions hereunder in accordance with the instructions of the Board as embodied in written resolutions of the Board (provided that such instructions do not require Executive to take any actions that are unlawful or otherwise improper);

(iii) the willful and material breach of this Agreement by Executive if Executive fails to cure such breach within 30 business days following written notice from the Company;

(iv) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction, for any act of fraud in connection with his employment by the Company; or

(v) Executive’s death.

An involuntary termination of Executive’s employment in any other circumstances or for any other reason will be a termination “Without Cause.”

C. For purposes of this Agreement, resignation for “Good Reason” shall mean the resignation of employment by Executive within ninety (90) days following the occurrence of: (i) a change in Executive’s position with the Company which materially reduces his duties or level of responsibility or amounts to a compensation reduction; (ii) any requirement that Executive relocate (on a regular basis) his place of employment to an office outside of Orange County, California, provided such reduction, change or relocation is effected by the Company without his written consent. In order for Executive to resign for Good Reason, as defined herein, Executive must provide thirty (30) day’s advance written notice of such resignation to the Company. Further, Executive agrees that should the Company remedy the basis for such resignation prior to the expiration of such thirty (30) days notice period, then Executive may not resign for Good Reason.

D. Upon the termination of Executive’s employment for any reason during the Employment Period, Executive shall be paid all salary (through the end of the Employment Period), prorated incentive pay to the extent that the bonus criteria has been satisfactorily achieved as specified in Paragraph 4, unpaid business expenses, and unused vacation earned through the date of such termination.

PART TWO — SEVERANCE BENEFITS

11. Benefit Entitlement. Executive shall be entitled to receive the severance benefits specified in Paragraph 12 in the event the Company involuntarily terminates Executive’s employment other than for Cause or Executive resigns for Good Reason (providing the notice and allowing the Company to cure as provided in Paragraph 10. C.) and Executive properly executes, and does not revoke or attempt to revoke, a bilateral release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit B (the “Mutual Release”). Upon Executive executing the Mutual Release, the Company agrees to execute the same, releasing any claims it may have against Executive, his heirs, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees as set forth in the Mutual Release. Under no circumstances shall any severance benefits be payable pursuant to this Part Two if Executive’s employment is terminated for Cause or Executive resigns for something other than Good Reason (as such term is defined in Paragraphs 10. B. and C., respectively).

12. Nature of Severance Benefits. Immediately upon execution of the Mutual Release, and provided that Executive does not exercise any right he may have to revoke the Release within the statutory time frame for doing so, Executive shall be paid a lump sum equal to one (1) years worth of his annual Base Salary in effect for him under Paragraph 3. A. at the time of his involuntary termination Without Cause or his resignation for Good Reason (currently calculated at two hundred fifty thousand dollars ($250,000). Such lump sum payment shall be subject to all applicable withholding requirements as set forth in Paragraph 3. B.

The benefit provided Executive under this Paragraph 12 is the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to such benefits.

PART THREE — MISCELLANEOUS PROVISIONS

13. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns.

14. Creditor Status. The benefits to which Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Executive is not waiving any rights he may have to collect any monies due to Executive under this Agreement in the same manner as any other employee of the Company would have.

15. Notices.

A. Any and all notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

To the Company:

981 Calle Amanecer

San Clemente, California 92673

To Executive:

Jeffrey W. Jones

P.O. Box 57, 12898 State Highway 410

Robertson, Wyoming 82944

B. Both parties agree that if notice is by mail, then in good faith, the party giving notice will attempt to contact the other by their last known phone number and email address, to ensure notice was received.

C. Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given in the described manner to the other party.

16. Governing Document. This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

17. Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

18. Arbitration. Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, including, but not limited to, the granting, terms, vesting or exercisability of the Option Shares, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J•A•M•S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J•A•M•S employment arbitration rules (if J•A•M•S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the applicable rules of civil procedure. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. Each party shall pay for its, his or her, own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which entitles the prevailing party to attorneys’ fees and/or costs, or if there is a written agreement providing for fees and/or costs, the Arbitrator may award reasonable fees and/or costs to the prevailing party in accordance with such fee-shifting statute or agreement.

19. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

20. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BIOLASE TECHNOLOGY, INC.

/s/ Richard L. Harrison
By:	Richard L. Harrison
Title:	EVP & CFO

JEFFREY W. JONES

/s/ Jeffrey W. Jones

EXHIBIT A TO

JEFFREY W. JONES EMPLOYMENT AGREEMENT

DATED DECEMBER 29, 2005

BIOLASE TECHNOLOGY, INC.

PROPRIETARY INFORMATION AGREEMENT

As an employee of BioLase Technology, Inc., its subsidiary or its affiliate (together, the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1) Maintaining Confidential Information

a) Company Information. I agree at all times during the term of my employment and thereafter, except for the benefit of the Company, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees.

b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the Company’s benefit of anyone other than for the Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of the Company.

2) Retaining and Assigning Inventions and Original Works

a) Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company related to the Business of the Company. For purposes of this Agreement, the “Business of the Company” is defined a dental lasers, ophthalmic lasers for Presbyopia, and such other expansions related to the Business of the Company or entirely new markets the Company may enter during the term of my employment. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit B attached hereto) exempts from assignment under this provision any invention as to which I can prove the following:

(i)	It was developed entirely on my own time; and

(ii)	No equipment, supplies, facilities or trade secrets of the Company were used in its development; and

(iii)	It did not relate, at the time of its conception or its reduction to practice, to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

(iv)	It did not result from any work performed by me for the Company.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employments and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

b) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secretes whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

c) Obtaining Letters Patent, Copyrights and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States of foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyright, or mask rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from such application assigned hereunder to the Company.

d) Exception to Assignments. I understand that the provisions of this Agreements requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3) Returning Company Documents. I agree that to my best efforts, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, which constitutes a trade secret(s) and/or proprietary information of the Company. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

4) Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5) General Provisions

a) Governing Law. This Agreement will be governed by the laws of the State of California.

b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns, and any third parties for which the company has developed proprietary technology.

e) At-Will Employment. I acknowledge that this agreement is not intended and does not constitute a contract between me and the Company limiting the rights of either of us to terminate my employment by the Company at any time for any reason with or without cause.

f) Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this agreement.

Date: 12-29-05

/s/ Jeffrey W. Jones
Signature

Jeffrey W. Jones
Name of Employee (typed or printed)

/s/ Roberta Law
Witness

EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employee.

2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT B

BIOLASE TECHNOLOGY, INC.

TERMINATION CERTIFICATION

This is to certify that based on a reasonably diligent search by me, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to BioLase Technology, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Employee Proprietary Information Agreement signed by me.

I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.

Date: ____________________

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT B TO

JEFFREY W. JONES EMPLOYMENT AGREEMENT

DATED DECEMBER 29, 2005

MUTUAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated December 29, 2005 (the “Agreement”), to which this form shall be deemed to be attached, Biolase Technology, Inc. (the “Company”) and Jeffrey W. Jones (“Executive”) hereby agree to the following mutual release and waiver of claims (“Release and Waiver”).

In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Base Salary (through the date of termination), prorated incentive pay to the extent that the bonus criteria has been satisfactorily achieved as specified in Paragraph 4 of the Agreement, outstanding business expenses, and unused vacation earned through the date of termination of Executive.

In consideration of Executive’s release of claims as set forth above, the Company, on behalf of itself and each of its respective officers, directors, shareholders, employees, attorneys, partners, associates, agents, representatives, predecessors, successors, assigns, and anyone who could claim by or through them, past, present and future, hereby unconditionally and irrevocably releases and forever discharge Executive, his representatives, predecessors, successors, assigns, spouses, heirs, executors and trustees, past, present and future, from any and all claims, demands, causes of action, damages and expenses, whether known or unknown, suspected or unsuspected, with respect to (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; and (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company. By this release of claims, the Company is not releasing Executive from his continuing obligations under the Proprietary Information and Inventions Agreement dated December 29, 2005 (the “Proprietary Information Agreement”) and the non-solicitation provisions set forth in Paragraph 9 of the Agreement.

Both Executive and the Company expressly waive and relinquish any and all rights and benefits they now have or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding said Code Section, and subject to the continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Paragraph 9 of the Agreement, the Parties knowingly and voluntarily waive the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledge and agrees that this waiver is an essential part of this Agreement.

Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) Executive has the right to consult with an attorney prior to executing this Release and Waiver (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this Release and Waiver (although Executive may choose voluntarily to execute this Release and Waiver earlier); (d) Executive has seven (7) days following the execution of this Release and Waiver to revoke his consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Paragraph 9 of the Agreement. Nothing contained in this Release and Waiver shall be deemed to modify, amend or supersede the obligations set forth in that agreement.

By signing this Release and Waiver, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Paragraph 9 of the Agreement, this Mutual Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This Mutual Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the other, or against the Executive’s affiliates, any of the Company’s directors, officers, agents, employees, or contractors. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.

The parties agree that this Mutual Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.

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The parties agree that in no way does this mutual release of claims preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE TECHNOLOGY, INC.

By:
Title:

Dated: ________________

Dated: ________________

Jeffrey W. Jones